EXHIBIT 3.1

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

TelecomItalia Mobile S.p.A.

Telecom Italia Group - Management and Direction by Telecom Italia S.p.A.

Registered Office in Turin Via Cavalli no. 6

Secondary Office in Rome Via Pietro De Francisci no. 152

Fully paid-up share Capital euro 515,728,777.86

Tax and Turin Company Register number: 06947890015

CALL TO EXTRAORDINARY SHAREHOLDERS’ MEETING

Ordinary shareholders are hereby convened to the Extraordinary Meeting to be held in Rozzano (Milan), Via Toscana n.3, on April 5, at 10.00 a.m. on first call, and - if necessary - on second call on April 6, 2005, at the same hour and place, to consider and vote on the following:

Agenda

Approval of the merger plan of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A.; related and consequent resolutions.

As provided for by Italian law and the bylaws, ordinary shareholders, for which the Company has received the documentation pursuant to article 2370, second paragraph of the Civil Code, at least two days prior to the date set for each meeting and who hold the suitable certification on the date the meeting takes place, are entitled to attend the meeting.

The merger plan, the reports of the Directors, the Balance sheets and the Financial statements of the last three years of the Companies participating to the merger are available at the Company’s Registered Office in Turin, Via Cavalli n. 6, and at the Secondary office in Rome, Via Pietro De Francisci, n. 152 and Borsa Italiana S.p.A..

Further documents will be made available at due time according to applicable rules.

Shareholders are entitled to obtain a copy of the aforementioned documents.

The documentation for the shareholders’ meeting will also be posted on the Internet at http://www.investor.tim.it

Requests for information may be made by:

•	calling the toll-free number: +39 0639003819

•	sending an e-mail to: affarisocietari@mail.tim.it.

On behalf of the Board of Directors

The Chief Executive Officer

Marco De Benedetti

Shareholders are invited to be present before the time scheduled for the meeting to start in order to facilitate registration activities. Registration of participants will begin one hour before the time fixed for the meeting to start.

This notice is published in the Gazzetta Ufficiale della Repubblica italiana (No.22 of January 28, 2005), and available on the Internet at: http://www.investor.tim.it

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